Exhibit 12

                                    TXU CORP.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,
    AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

                                                                                   Nine Months Ended
                                                                                     September 30,
                                                                                ------------------------
                                                                                 2002           2001
                                                                                ----------    ----------
                                                                                  Millions of Dollars,
                                                                                     Except Ratios
EARNINGS:
     Income from continuing operations before extraordinary items               $     700     $     747
     Add: Total federal income taxes (benefit)                                        274            17
          Fixed charges (see detail below)                                            957         1,247
          Preferred dividends of subsidiaries                                          10            10
                                                                                ----------    ----------
             Total earnings                                                     $   1,941     $   2,021
                                                                                ==========    ==========

FIXED CHARGES:
     Interest expense                                                           $     851     $   1,093
     Rentals representative of the interest factor                                     65            62
     Distributions on preferred trust securities of subsidiaries*                      41            92
                                                                                ----------    ----------
          Fixed charges deducted from earnings                                        957         1,247
     Preferred dividends of subsidiaries (pretax)**                                    14            10
                                                                                ----------    ----------
             Total fixed charges                                                      971         1,257

     Preference dividends of registrant (pretax)**                                     22            16

                                                                                ----------    ----------
          Fixed charges and preference dividends                                $     993     $   1,273
                                                                                ==========    ==========

     RATIO OF EARNINGS TO FIXED CHARGES                                              2.00          1.61
                                                                                ==========    ==========

     RATIO OF EARNINGS TO COMBINED FIXED
       CHARGES AND PREFERENCE DIVIDENDS                                              1.95          1.59
                                                                                ==========    ==========

     *   Distribution on preferred trust securities are deductible for tax purposes.

     **  Preferred/preference dividends multiplied by the ratio of pre-tax income to net income.